As filed with the U.S. Securities and Exchange Commission on September 1, 2026

Registration No. 333-278060
Registration No. 333-280407

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:
FORM S-3 REGISTRATION STATEMENT NO. 333-278060
FORM S-3 REGISTRATION STATEMENT NO. 333-280407

UNDER
THE SECURITIES ACT OF 1933

Crinetics Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	26-3744114
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6055 Lusk Boulevard
San Diego, California 92121
(858) 450-6464
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Charles Wagner
President
Crinetics Pharmaceuticals, Inc.
50 Northern Avenue
Boston, Massachusetts 02210
(877) 752-5933
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Graham Robinson, P.C.
Laura P. Knoll, P.C.
Merric Kaufman
Kirkland & Ellis LLP
200 Clarendon Street
Boston, Massachusetts 02116
(617) 385-7500

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE REGARDING DEREGISTRATION OF SECURITIES

These post-effective amendments (“Post-Effective Amendments”) relate to the following Registration Statements on Form S-3 (collectively, the “Registration Statements”), each as amended and previously filed with the U.S. Securities and Exchange Commission (the “SEC”) by Crinetics Pharmaceuticals, Inc. (the “Registrant”), to deregister any and all securities that remain unsold or otherwise unissued under each such Registration Statement as of the date hereof:

•
Registration No. 333-278060, filed with the SEC on March 19, 2024, registering up to 8,333,334 shares of the Registrant’s common stock, par value $0.001 per share (“Shares”), for resale by certain selling stockholders.

•
Registration No. 333-280407, filed with the SEC on June 21, 2024, registering up to an indeterminate amount of Shares, preferred stock, debt securities, warrants and units of the Registrant, and Shares for resale by certain selling securityholders.

Pursuant to the Agreement and Plan of Merger, dated July 6, 2026, by and among the Registrant, Vertex Pharmaceuticals Incorporated, a Massachusetts corporation (“Parent”), and Clark Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”) on September 1, 2026, with the Registrant surviving the Merger as a wholly owned subsidiary of Parent. In connection with the Merger, the offerings pursuant to the Registration Statements are being terminated.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the above-referenced Registration Statements. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, all of the securities that have been registered for issuance and that remain unsold at the termination of the offering, the Registrant, by filing these Post-Effective Amendments, hereby terminates the effectiveness of each of the Registration Statements and removes and withdraws from registration all of such securities of the Registrant registered but not sold or otherwise issued under the Registration Statements, if any, as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, State of Massachusetts, on September 1, 2026.

Crinetics Pharmaceuticals, Inc.

By:	/s/ Charles Wagner
Charles Wagner President

Pursuant to Rule 478 under the Securities Act, no other person is required to sign these Post-Effective Amendments.